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                                                                    EXHIBIT 23.1

            CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Administrative Committee
SPSS Inc. Qualified Employee
Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements on Form S-8 (nos. 333-57168 and 33-73120) of SPSS Inc. of our report dated March 30, 2005, relating to the statements of net assets available for benefits of the SPSS Inc. Qualified Employee Stock Purchase Plan as of December 31, 2003 and 2004, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the SPSS Inc. Qualified Employee Stock Purchase Plan.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2005